Exhibit (c)(7)

STRICTLY CONFIDENTIAL

Shareholder Overview

July 2026

ARDEA PARTNERS

Overview of Triple Crown's Current Top 25 Shareholders

$ are U.S. Dollars in millions

#	Shareholder	Ownership (%)[1]	Market Value at Spot	Return on Cost Basis at Various Prices[2]					
				Spot: $29.87	$33.00	$33.50	$34.00	$34.50	$35.00
1	Gallatin Point Capital	27%	$268	N/M	N/M	N/M	N/M	N/M	N/M
2	American Family Insurance	14%[3]	140	N/M	N/M	N/M	N/M	N/M	N/M
3	American Century	6%	59	10%	22%	24%	26%	28%	29%
4	Victory Capital Management	5%	46	1%	12%	13%	15%	17%	18%
5	Polar Capital Partners	5%	45	7%	19%	20%	22%	24%	26%
6	Stephen Sills	4%	44	N/M	N/M	N/M	N/M	N/M	N/M
7	Blackrock	4%	42	(1%)	10%	11%	13%	15%	16%
8	Vanguard Group	4%	41	(8%)	2%	4%	5%	7%	8%
9	Two Sigma Investments	2%	15	(12%)	(3%)	(2%)	(0%)	1%	3%
10	Gillson Capital	1%	13	15%	27%	29%	31%	32%	34%
11	Geode Capital Management	1%	13	(2%)	9%	10%	12%	14%	15%
12	Qube Research & Technologies	1%	12	3%	14%	15%	17%	19%	21%
13	Morgan Stanley	1%	12	(5%)	4%	6%	8%	9%	11%
14	State Street	1%	12	(7%)	3%	4%	6%	7%	9%
15	Schroders	1%	11	18%	30%	32%	34%	36%	38%
16	Wasatch Advisors	1%	10	6%	17%	19%	21%	23%	25%
17	Davenport & Co	1%	9	(9%)	1%	3%	4%	6%	7%
18	David Newman	1%	9	N/M	N/M	N/M	N/M	N/M	N/M
19	Dimensional Fund Advisors	1%	8	11%	23%	25%	27%	28%	30%
20	Goldman Sachs Group	1%	7	0%	11%	12%	14%	16%	17%
21	Picton Mahoney Asset Management	1%	6	23%	36%	38%	40%	42%	44%
22	Zimmer Partners	1%	6	22%	34%	36%	38%	40%	42%
23	Citadel Advisors	1%	6	11%	23%	24%	26%	28%	30%
24	GW&K Investment Management	1%	6	(3%)	7%	9%	10%	12%	13%
25	T Rowe Price	1%	6	21%	33%	35%	37%	39%	41%
	Total - Top 25 Shareholders	**86%**	**$846**						

Source: Bloomberg and FactSet; market data as of July 15, 2026. [1] Discloses ownership based on basic shares outstanding. [2] Return based on average cost basis as disclosed by Bloomberg. [3] Does not include warrants.

Disclaimer

Ardea Partners LP and Ardea Partners International LLP (collectively, "Ardea") has prepared and provided these materials and Ardea's related oral presentation (collectively, the "Confidential Information") solely for the information and assistance of the recipient organization (the "Company") solely in connection with its consideration of the matters referred to herein. Without Ardea's prior written consent, the Confidential Information, and Ardea's preparation and provision of such Confidential Information, may not be used for any other purpose or reproduced, retransmitted, disclosed or otherwise referred to in any manner. All inquiries relating to the Confidential Information should be directed to representatives of Ardea.

This document (a) is not an offer or invitation by Ardea, any party referenced in the Confidential Information or any of their respective affiliates to purchase or sell securities or assets, whether in relation to a potential transaction or otherwise, (b) does not constitute any form of commitment or recommendation by Ardea, any party referenced in the Confidential Information or any of their respective affiliates and (c) does not form the basis of any contractual or other agreement in relation to a potential transaction.

The Confidential Information is (a) for discussion purposes only and (b) speaks only as of the date it is given or otherwise Note(s)d herein, reflecting prevailing economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, such date. Ardea assumes no responsibility for updating or revising the Confidential Information. The views expressed herein are subject to change based upon a number of factors, including economic, monetary, market and other conditions and the respective business and prospects of the parties referenced herein, the Company and any prospective counterparty. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Ardea does not assume responsibility if future results are materially different from those forecast. The Confidential Information is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Ardea, if any.

The Confidential Information has been prepared using publicly available information and may include information contained in reports and materials that are not publicly available. Ardea does not assume responsibility for and has relied on, without independent verification, the accuracy and completeness of such information. Ardea does not provide advice for tax, legal, actuarial, regulatory or accounting matters. None of Ardea, any party referenced herein nor any of their respective affiliates make any express or implied representation or warranty as to the accuracy or completeness of the information contained herein and each expressly disclaims any and all liability which may be based on the information contained herein or omitted here from.

Ardea and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Company or its affiliates, any party referenced in the Confidential Information and their affiliates or persons that are competitors, customers or suppliers of the Company or any party referenced in the Confidential Information.

Nothing herein or any previous or existing relationship between the Company and Ardea will be deemed to create a fiduciary duty or fiduciary or agency relationship between Ardea and the Company, its security holders, affiliates, employees or creditors.